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                                                                    Exhibit 99.2





July 29, 2002






         We hereby consent to the use of our opinion letter, dated July 29, 2002, to the Board of Directors of Science & Engineering Associates, Inc. ("SEA"), included as Annex D to the Joint Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 relating to the proposed merger of SEA and The Titan Corporation, and to the references to us or such opinion in the Joint Proxy Statement/Prospectus under the headings "Summary -- Opinion of Morgan Keegan," and "The Merger -- Background of the Merger," "-- Science & Engineering Associates' Reasons for the Merger; Recommendation of the Science & Engineering Associates Board of Directors" and "Opinion of Advisors to Science & Engineering Associates." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                               MORGAN KEEGAN & COMPANY, INC.


                                               By: /s/ Scott Z. Garfinkel
                                                   -----------------------------
                                                   Scott Z. Garfinkel
                                                   Managing Director